Exhibit 99.1

Spirit AeroSystems Announces New Board Member

WICHITA, Kan., May 11, 2015 — Spirit AeroSystems Inc. (NYSE: SPR) today announced the appointment of Irene M. Esteves to its board of directors effective immediately.

“Irene’s broad experience in finance and business strategy across important industries will add a valuable perspective, and we are very pleased to welcome her,” said Bob Johnson, board chairman of Spirit AeroSystems. “We are excited to have Irene join the full board, as well as serve on the audit and risk committees.”

Esteves has held various senior leadership roles across a spectrum of industries, most recently serving as executive vice president and chief financial officer of Time Warner Cable. She also held chief financial officer roles at XL Capital Group, and Regions Financial Corporation.

“We conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Larry Lawson, president and chief executive officer of Spirit AeroSystems. “I’m confident that Irene is going to make an important and positive impact here at Spirit.”

“Spirit is ideally positioned to leverage its unique capabilities to continue its growth in both commercial and defense arenas,” Esteves said. “I am excited to work with Larry Lawson and the board of directors, and I look forward to contributing to the direction and growth of this dynamic company.”

Esteves earned a bachelor’s degree from the University of Michigan School of Business and an MBA from the Kellogg Graduate School of Management at Northwestern University.

On the Web: www.spiritaero.com
On Twitter: @SpiritAero

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Contact:            Ghassan Awwad, Investor Relations, (316) 523-7040

Jarrod Bartlett, Corporate Communications, (316) 523-4070

About Spirit AeroSystems Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.